                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (the "Agreement") is entered into as of June 19, 1996, by and between Bay Apartment Communities, Inc., a Maryland corporation having its principal place of business at 4340 Stevens Creek Boulevard, Suite 275, San Jose, California 95129 (the "Company"), and Jeffrey
B. Van Horn, an individual residing at the address set forth below his name on the signature page hereof ("Employee").

     WHEREAS, the Company desires to employ Employee as a senior executive of the Company, and Employee has agreed to become a senior executive of the Company, on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Employee agree as follows:

     1. TERM. The Company agrees to employ Employee, and Employee hereby agrees to work for the Company as a full-time employee, for a period commencing on the date first set forth above and ending on the third anniversary of such date (the "Employment Period"), unless earlier terminated pursuant to the provisions of
Section 7 hereof.

     2. EMPLOYMENT. During the Employment Period, Employee shall be employed as a senior executive officer of the Company with the titles of Chief Financial Officer and Vice President Accounting/Finance, or in such other executive position as the Board of Directors of the Company (the "Board of Directors") may from time to time determine and which position is acceptable to Employee. In the performance of his duties, Employee shall be subject to the direction of the President and the Board of Directors. Employee's duties and authority shall be commensurate with his title and position with the Company. Employee agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the business and affairs of the Company. Employee agrees to serve the Company faithfully and to the best of his ability, and to perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to him from time to time by or under, and in accordance with, the authority and direction of the Board of Directors, and to use his reasonable best efforts in the promotion and advancement of the Company and its welfare.

     3. NONCOMPETITION DURING EMPLOYMENT PERIOD. Because Employee's services to the Company are essential and because Employee has access to the Company's confidential information, Employee covenants and agrees that during the Employment Period, Employee will be a full-time employee of the Company as provided in Section 2 hereof and Employee will not, without the express prior written consent of the Board of Directors invest in any property or any business or venture which competes, directly or indirectly, with the Company in the development, construction, acquisition, management, leasing or marketing of multifamily apartment communities or which investment would require Employee's active involvement in such business or venture or would materially impair Employee's ability to perform fully his obligations under this Agreement. Notwithstanding anything contained herein to the contrary, Employee is not prohibited by this Section 3 from making investments in any entity that owns, invests in, refurbishes, manages, leases or markets multi-family apartment communities if the shares of such entity are publicly traded and Employee's aggregate investment in such entity constitutes less than 1% of the equity ownership of such entity or from making passive investments in any properties or other businesses provided that such investments are first offered to the Company and refused by the Board of Directors.

     4. BASE SALARY. During the Employment Period, Employee's salary will be at the rate of $170,000 per year ("Base Salary"). Base Salary shall be payable in accordance with the Company's normal business practices for senior executive officers, but no less frequently than bi-weekly. Employee's Base Salary shall be reviewed no less frequently than annually by the Compensation Committee of the Board of Directors and may be increased, but not decreased, during the Employment Period.

     5. PERFORMANCE INCENTIVE BONUS PLAN AND STOCK INCENTIVE PLAN. Beginning in fiscal year 1996 of the Employment Period, Employee will be eligible for annual bonus compensation (generally payable during the first quarter of the following year) in an amount up to 30% of the annual Base Salary ("Bonus Compensation"), subject to proration for any period less than a full year. The amount of Bonus Compensation to be paid to Employee in a particular year will be determined pursuant to the Company's 1994 Performance Incentive Bonus Plan (the "Bonus Plan") and the 1994 Stock Incentive Plan and any other stock option or incentive compensation plan that is adopted by the Company and in which the Employee participates (the "Other Plans"). Awards, if any, made under the Bonus Plan, the 1994 Stock Incentive Plan, or the Other Plans shall be determined in the discretion of the Compensation Committee of the Board of Directors. Upon commencement of the Employment Period, Employee will receive 1,000 restricted shares of common stock of the Company (the "Restricted Stock"), which will vest 20% on each anniversary of the date hereof so long as Employee remains employed by the Company. Employee will also receive stock options to purchase 25,000 shares of common stock of the Company (the "Stock Options"), which will vest 25% on each anniversary of the date hereof so long as Employee remains employed by the Company. The Restricted Stock and Stock Options will be granted pursuant to, and governed by, the Company's 1994 Stock Incentive Plan. The exercise price and other terms applicable to the Stock Options and the Restricted Stock will be determined by the Compensation Committee of the Board of Directors in its discretion pursuant to the 1994 Stock Incentive Plan.

     6.   Other Benefits.
          --------------

          (a) Employee will be reimbursed for all properly documented reasonable moving costs and closing costs in connection with the sale of Employee's house in Concord, California up to a maximum reimbursement amount of $25,000. The Company will also loan $140,000 to Employee which, during the term of employment, shall not bear interest (the "Company Loan"). The Company Loan shall be repaid in installments equal to 90% of any Bonus Compensation (after the deduction of taxes) received by Employee pursuant to Section 5 hereof concurrently with Employee's receipt of such Bonus Compensation. In the event that Employee's employment with the Company is terminated by the Company (i) pursuant to Section 7(a) hereof without Good Reason (as defined in Section 7(d)) or (ii) pursuant to Section 7(e) hereof within one year following a Change-in-Control, any outstanding balance under the Company Loan shall be forgiven by the Company. In the event that Employee's employment with the Company is terminated under any circumstances other than as described in the preceding sentence, the Company Loan will be converted to a fifteen-year amortization schedule with a five-year balloon payment and will bear interest at the average market rate applicable at such time for a fifteen-year first mortgage residential loan. The Company's obligation to extend the Company Loan is subject to Employee and the Company entering into mutually satisfactory loan documents, including, without limitation, a second mortgage on Employee's house to be purchased with the Company Loan proceeds.

          (b) During the Employment Period, Employee shall be entitled to a monthly car allowance in such amount as the Board of Directors may determine and shall have the right to participate in the Company's 401(k) Savings Plan, and any health, dental, retirement, pension or other benefit plans that are made generally available to the executive officers of the Company from time to time. Employee shall be entitled to reasonable paid vacation time in accordance with the then regular procedures of the Company for senior executive officers.

     7.   Termination.
          -----------

          (a) AT-WILL EMPLOYMENT. Employee's employment hereunder is "at will" and may be terminated by the Company at any time without Good Reason, by a majority vote of all of the members of the Board of Directors upon written notice to Employee, subject only to the severance provisions set forth in
     Section 7(c) hereof.

          (b) TERMINATION BY EMPLOYEE UNDER CERTAIN CIRCUMSTANCES. Employee's employment hereunder may be terminated effective immediately by Employee by written notice to the Board of Directors in the event of (i) a failure by the Board of Directors to elect Employee to offices with the same or substantially the same duties and responsibilities as set forth in Section 2 or (ii) a failure by the Company to comply with the provisions of Sections 4, 5 or 6 or (iii) a material breach by the Company of any other provision of this Agreement.

          (c) CERTAIN BENEFITS UPON TERMINATION BY EMPLOYEE. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits to Employee under this Agreement shall terminate on the date of termination of the Employment Period. Notwithstanding the foregoing, in the event of termination of the Employment Period pursuant to Sections 7(a) or 7(b), the Company shall continue to pay the Employee's Base Salary, and no other compensation or benefits, for the period determined in accordance with the following:

          If Employee is terminated within the first full twelve (12) months of the Employment Period, then the Company shall continue to pay Employee's Base Salary for the twelve (12) months immediately following the date of termination, at the rate in effect on the date of termination and on the same periodic payment dates as payment would have been made to Employee had the Employment Period not been terminated. If Employee is terminated after the twelfth full month of the Employment Period, but prior to the end of the twenty-fourth full month of the Employment Period, then the Company shall continue to pay Employee's Base Salary for the nine (9) months immediately following the date of termination, at the rate in effect on the date of termination and on the same periodic payment dates as payment would have been made to Employee had the Employment Period not been terminated. If Employee is terminated after the twenty-fourth full month of the Employment Period, but prior to the thirty-sixth full month of the Employment Period, then the Company shall continue to pay Employee's Base Salary for the six (6) months immediately following the date of termination, at the rate in effect on the date of termination and on the same periodic payment dates as payment would have been made to Employee had the Employment Period not been terminated.

          (d) TERMINATION BY THE COMPANY FOR GOOD REASON OR BY EMPLOYEE WITHOUT CAUSE. If (A) Employee is terminated for Good Reason (as defined below) or
     (B) if Employee shall voluntarily terminate his employment hereunder (other than pursuant to Sections 7(b) or 7(e) hereof), then the Employment Period shall terminate as of the effective date set forth in the written notice of such termination (the "Termination Date") and (i) Employee shall be entitled to receive only his Base Salary at the rate provided pursuant to
     Section 4 which is payable prior to the Termination Date, (ii) any outstanding stock options, including any Stock Options, shall expire at the close of business on the thirtieth day following such Termination Date and
     (iii) other unvested stock awards, including any unvested Restricted Stock (but in no event vested Restricted Stock), shall cease vesting and be forfeited in accordance with the terms of the 1994 Stock Incentive Plan or other stock option plan under which they were granted. "Good Reason" shall mean a finding by the Board of Directors that the Employee has (a) acted with gross negligence or willful misconduct in connection with the performance of his material duties hereunder, (b) defaulted in the performance of his material duties hereunder and has not corrected such action within fifteen (15) days of receipt of written notice thereof; (c) committed a material act of common law fraud against the Company or its employees, which act has had an adverse impact on the financial affairs of the Company; or (d) been convicted of a felony and such conviction has had an adverse effect on the interests of the Company.

          (e) TERMINATION FOLLOWING A CHANGE-IN-CONTROL. Notwithstanding anything to the contrary set forth herein, if Employee's employment is terminated (i) by the Company without Employee's consent other than for Good Reason within one year following a Change-in-Control, or (ii) by Employee as a result of a Force Out which occurs within one year following a Change-in-Control, then the Employment Period shall terminate on the later of the termination date set forth in the written notice of termination or the date of receipt of such notice and Employee shall be entitled to (i) immediately vest in any outstanding stock options or other stock awards, including Stock Options or Restricted Stock, and (ii) the payment by the Company of an amount (the "Severance Amount") equal to his Base Salary under Section 4 in effect during the immediately preceding fiscal year plus a pro rated amount of his Bonus Compensation under Section 5 for the immediately preceding fiscal year and (iii) for a period of 18 months commencing on the Termination Date, the Company shall make provisions so that medical and dental benefits, life insurance and accident insurance plan coverage will continue in effect on terms and on levels substantially the same as those terms and levels existing on the Termination Date. In the event that the 1994 Stock Incentive Plan or any other stock plan or agreement of the Company provides terms for the acceleration or exercise of stock options or other stock awards, including acceleration of Restricted Stock or the acceleration or exercise of Stock Options, following a termination of employment that vary from or are otherwise inconsistent with the foregoing, the foregoing provisions shall govern and the Company shall use its best efforts to amend such plan or agreement. It is the intention of the Executive and of the Company that no payments by the Company to or for the benefit of the Executive under this Agreement or any other agreement or plan pursuant to which he is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. For purposes of this Agreement, a "Change-in-Control" shall be deemed to have occurred with respect to the Company if, after the date of this Agreement:

          (1) any natural person, corporation or other entity (a "Person") directly or indirectly through one or more other Persons beneficially owns, controls, or has power to vote fifty percent (50%) or more of the voting securities of the Company, which securities were acquired in one or more transactions not approved by the Board of Directors; or

          (2) a Person acquires or agrees to acquire all or substantially all of the assets and business of the Company; or

          (3) during any period of two (2) consecutive years (not including any period prior to the date of this Agreement), (A) individuals who at the beginning of such period constitute the Board of Directors of the Company, and (B) any new directors whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of the Company.

               For purposes of this Agreement, a "Force Out" shall be deemed to have occurred following a Change-In-Control, in the event of any of the following: (A) a change in duties, responsibilities, status or position(s) with the Company, which in Employee's reasonable judgment, does not represent a promotion from or maintaining of Employee's duties, responsibilities, status or position(s) as in effect immediately prior to the Change-In-Control, or any removal of Employee from or any failure to reappoint or reelect Employee to such position(s), except in connection with the termination of Employee's employment for Good Reason, disability, retirement or death; (B) a reduction by the Company in Employee's Base Salary as in effect immediately prior to the Change-In-Control; (C) the failure by the Company to continue in effect any of the Plans in which Employee is participating at the time of the Change-In-Control of the Company (unless Employee is permitted to participate in any substitute benefit plan with substantially the same terms and to the same extent and with the same rights as Employee had with respect to the Plan that is discontinued) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change-In-Control, or the taking of any action, or the failure to act, by the Company which would adversely affect Employee's continued participation in any such Plans on at least as favorable a basis to Employee as in the case on the date of the Change-In-Control or which would materially reduce Employee's benefits in the future under any of such Plans or deprive Employee of any material benefits enjoyed by Employee at the time of the Change-In-Control; (D) the Company's requiring Employee to be based in an office, located beyond a reasonable commuting distance from Employee's residence immediately prior to the Change-In-Control except for a required travel relating to the Company's business to an extent substantially consistent with the business travel obligations which Employee undertook on behalf of the Company prior to the Change-In-Control; or (E) any refusal by the Company to continue to allow Employee to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change-In-Control, Employee was permitted by the Board to attend to or engage in.

          (f) TERMINATION BY REASON OF DEATH. The Employment Period shall terminate upon Employee's death and in such event, the Company will pay Employee's Base Salary for a period of three (3) months from the date of his death or such other period as the Board of Directors may determine, to Employee's estate or a beneficiary designated by Employee in writing prior to his death. Any unexercised or unvested stock options or other stock awards, including unexercised or unvested Stock Options or unvested Restricted Stock, shall remain exercisable or vest upon Employee's death only to the extent provided in the applicable option plan and agreements.

          (g) TERMINATION BY REASON OF DISABILITY. In the event that Employee shall become unable to efficiently perform his duties hereunder because of any physical or mental disability or illness, Employee shall be entitled to be paid his Base Salary until the later of such time when (i) the period of disability or illness (whether or not the same disability or illness) shall exceed 180 consecutive days during the Employment Period and (ii) Employee becomes eligible to receive benefits under a comprehensive disability insurance policy obtained by the Company (the "Disability Period"). Following the expiration of the Disability Period, the Company may terminate this Agreement upon written notice of such termination. Any unexercised or unvested stock options or other stock awards, including unexercised or unvested Stock Options or unvested Restricted Stock shall remain exercisable or vest upon such termination only to the extent provided in the applicable option plan and option agreements.

     8. REMEDIES FOR BREACH. If Employee breaches the terms of this Agreement, in addition to any other remedies which it may have, the Company may terminate Employee's employment and any further participation in any employee plan in accordance with employment policies of the Company, as in effect from time to time, and Employee shall forfeit any further compensation. In addition, the provisions of this Agreement may be specifically enforced if not performed according to their terms. Without limiting the generality of the foregoing, the parties acknowledge that the Company would be irreparably damaged and there would be no adequate remedy at law for Employee's breach of Sections 3 and 9 hereof and, accordingly, Employee hereby consents to the entry of any temporary restraining order or preliminary or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions thereof. This Section shall survive the termination of this Agreement.

     9. RECORDS AND NONDISCLOSURE OF CONFIDENTIAL INFORMATION. All records, financial statements and similar documents obtained, reviewed or compiled by Employee in the course of the performance by him of services for the Company, whether or not confidential information or trade secrets, shall be the exclusive property of the Company. Employee shall have no rights in such documents upon any termination of this Agreement. Employee agrees to comply with and be bound by the Company's Policy on Securities Trading and Disclosure of Confidential Information attached as EXHIBIT A hereto and made a part hereof. The agreement set forth in this Section 9 shall survive the expiration of the Employment Period and any termination of this Agreement.

     10. WAIVER. The failure of the Company to require the performance of any term or obligation provided for herein, or the waiver by the Company of any breach of this Agreement, shall not prevent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     11. CONFLICTING AGREEMENTS. Employee hereby represents and warrants that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants in favor of any other person or entity which could affect the performance of his duties hereunder.

     12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes and replaces any prior agreement or arrangement relative to Employee's employment by the Company, and all such prior agreements and arrangements are hereby terminated.

     13. GOVERNING LAW AND SEVERABILITY. This Agreement shall be governed by and construed under the laws of the State of California and shall not be modified or discharged in whole or in part except by an agreement in writing signed by the parties hereto. In case any one or more of the provisions or parts of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision or part of a provision had been limited or modified (consistent with its general intent) to the extent necessary so that it shall be valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein, and the parties will use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purpose and intent of the provision or part of such provision originally contained herein.

     14. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by Employee without the prior written consent of the Company. The Company shall require any successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company, by an agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

     15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as an instrument under seal as of the date first set forth above.

                                        BAY APARTMENT COMMUNITIES, INC.



                                        By:   /s/ Max L. Gardner
                                              --------------------------------
                                        Title: Chief Operating Officer
                                              --------------------------------


                                        EMPLOYEE

                                        /s/ Jeffrey B. Van Horn
                                        --------------------------------------
                                        Name: Jeffrey B. Van Horn
                                        Address:  1472 Soccer Court
                                                  Concord, CA 94518